Exhibit 99.1
Execs Address AERT Shareholders Pre-AGM
Annual Shareholder Meeting Set for July 24th at 7 p.m. CST at the Holiday
Inn Convention Center, Springdale, Arkansas
SPRINGDALE, Ark.—(PRIMENEWSWIRE)—AERT, Inc. (NASDAQ CM: AERT):
From the Desk of CEO, Joe Brooks
To paraphrase a line from Charles Dickens’ A Tale of Two Cities, the first half of 2008 represented the best of times and the worst of times for AERT. Q1 saw an all-time high in quarterly sales ($29.7M) attributable in part to delayed winter buys. Sales of the expanded MoistureShield® decking line were up 41% Y-o-Y and a new Green building initiative around the product line was launched at the International Builder’s Show in Orlando, Florida. In February, 2008 management at AERT was strengthened by the addition of new Company President, Tim Morrison.
But I recognize and understand that all of this good news means little when your stock is at its lowest price since 1997. The lingering effects of the domestic housing crisis and a purported class action lawsuit has placed financial burdens on our company and depressed our stock price. We believe that a pending settlement of the lawsuit against AERT and increased international sales will help remove the cloud that’s been hovering over our Company and damaging our market value. During this challenging period, all of us at AERT thank you for your patience and support. We remain committed to strengthening the business and increasing the value of your ownership in our Company. Here’s an update on current initiatives:
International Sales — Growing
Carrying momentum into the second quarter, AERT shipped its second set of containers to the People’s Republic of China and has recently received its third set of orders for export to China. We were also the only American company to participate in the International Building and Construction Trade Show in Shanghai. AERT and Zhengte, our Chinese partner/distributor, have completed training with the first half of 40 new dealer/distributors. Initial distribution is targeted for Shanghai, Beijing, Hangzhou, and Linhai.
In addition, AERT has significantly increased sales to Canada (up 93% over a year ago) and is aggressively developing its other international business. In fact, the world map included in the annual report proudly reflects areas where AERT’s growing line of green building products are now being shipped. The U.S. dollar’s weakness, often cited as a negative influence on our economy, has had the opposite effect on exports which is why AERT is placing increased emphasis on its international distribution.
Product Line, Distribution Outlets — Growing
An expanded product offering was recently unveiled which showcased new handrail designs, posts, caps, collars, wider trim boards, and the Juniper Collection.
A new national sales and product manager, Brent Gwatney, was also brought on board to spearhead and direct the MoistureShield sales and marketing initiative. Brent brings a wealth of industry experience and knowledge to AERT as we continue to expand and increase MoistureShield sales in the professional contractor market.
AERT products are also aggressively expanding in the “Big Box” market via Lowe’s. ChoiceDek® products, which are currently distributed and sold through Weyerhaeuser, will continue to expand throughout the U.S. and Canada with the opening of over 100 new Lowe’s stores in 2008.

Lowe’s continues to expand the home improvement market and AERT is currently working on several innovative products to be introduced into this channel for the 2009 season. Watch for more information regarding these in the near future.
Recent Positive Developments
Your company was also recently informed that its new Juniper Collection composite decking introduced at the International Builder’s Show was named one of 2008’s 100 best new products by Professional Builder magazine.
Domestically, AERT has teamed up with the national advertising agency, Nicholson-Kovac (NK) to increase brand awareness and market share of the MoistureShield product line. AERT is proud of the fact that even under the current tough economic conditions, we have held our own and have even been able to grow market share with this expanded Green building launch. To date MoistureShield has grown to 14 regional U.S. distributors covering approximately 317 retail dealers and the growth continues. For additional information please feel free to check out the website at www.moistureshield.com.
Cost Reduction Initiatives
Older and less efficient facilities have been closed or restructured at Alexandria, Louisiana, Tontitown, Arkansas, and Junction, Texas. The Springdale North manufacturing and extrusion facility has been upgraded and rebuilt for additional flexibilities, efficiencies, and improvements. We will continue to evaluate and/or reduce overhead costs as market conditions warrant.
World Class Financial Partnerships — Growing
In the beginning of 2007, AERT announced that it had aligned itself with several significant financial partners to help propel it to the next level. Wall Street boutique investment bank, Canaccord-Adams, arranged and placed $10 million in equity capital for AERT through a preferred stock private placement in October, 2007.
AERT also recently closed a $13.5 million tax exempt bond financing for construction of a new state of the art plastic recycling facility near Watts, Oklahoma. Financing for the facility came from Allstate Investments, the investment affiliate of The Allstate Insurance Company. In addition, the state of Oklahoma and the Cherokee Nation are also providing funding for infrastructure upgrades and improvements. This includes widening the road to the site as well as job training and other incentives. The plant is currently under construction and is designed and intended to rein in raw material, petrochemical-related costs. This facility will begin operation in 2009 and will give AERT a strategic advantage by being able to recycle more plastic than most of its competitors. It will also allow AERT to further expand and diversify it’s customer base by allowing sales of recycled plastic resins for other applications of recycled content products.
AERT has recently extended its current working capital line of credit until September 15, 2008. AERT is now working to finalize a new credit facility to handle a significantly larger national program for inventory financing and working capital. AERT is currently working to expand its credit facility to in excess of $50 million to support a larger customer base including the Lowe’s program for the future growth of the company.
Current Challenges
2008 has also brought several challenges to AERT including: a storage facility fire, a class action lawsuit, and a potential delisting action on the NASDAQ capital markets exchange.
The Springdale South extrusion facility recently experienced a dust fire at a wood fiber storage and handling facility. As redundancy has been integrated within our manufacturing systems, the plant was operating again within a matter of days and the problem will see a final and safe resolution. This will be discussed in more detail at the annual meeting.
AERT and Weyerhaeuser were recently sued in two purported class actions over alleged mold and mildew spotting with earlier ChoiceDek products manufactured for Weyerhaeuser. AERT strongly denies the allegations; however, after extensive investigation and discussion we have resolved to attempt to compromise and settle this potentially distractive lawsuit. AERT takes tremendous pride in its products and in the customer service we provide. In fact, ChoiceDek was recently ranked among the top composite decking brands by a leading consumer evaluation service.
Lagging Stock Price
Although the progress we’ve made continually encourages your management team, Board of Directors and Company associates, it doesn’t relieve the frustration all of us feel over our current stock price and the disappointing valuation given to our Company by the stock market. As in January, when I last wrote a general letter to shareholders, I continue to feel our Company is grossly undervalued. With the class action settlement near to being finalized for approval by the court and with the MoistureShield Green building launch, the Zhengte distribution accelerating in China, the Watts, Oklahoma project underway, and a stronger Lowe’s relationship commencing, I believe that the market is long overdue in giving AERT credit for the $100 million run-rate business built during these difficult times and the worldwide, billion dollar opportunity ahead.
Several members of management recently met with senior members of the NASDAQ stock exchange and several other NASDAQ companies to discuss issues at a dinner meeting in Fayetteville, Arkansas. Continued listing of AERT stock on the NASDAQ capital markets exchange has been vigorously pursued. We are pleased to report that we were recently granted a six month extension by NASDAQ to regain full listing compliance. If a reverse split of the stock is eventually required for continued listing, we will acquiesce rather than face delisting; however, we still believe execution of our business plan will raise the stock price and obviate the need for a reverse split.
Commitment to Our Shareholders
We will continue to develop and sell the best composite decking materials in the world. We will continue to focus on developing new and commercializing better recycling technologies. We will continue to focus on diversifying our product mix and customer base. We will use our unique plastic recycling and GREEN position in the building market to take market share from our competitors, as well as increase the size of the market through our recently launched MoistureShield Green building campaign. We will make decisions that are in the best interests of our shareholders. Finally, we reaffirm our commitment to communicate regularly with you, the owners of this company, and to hold ourselves accountable for the commitments we make.
Sincerely,
Joe Brooks

From the Desk of President, Tim Morrison
It is a great pleasure to be able to address you, the shareholders of our company. In my time here, I have had the pleasure of hearing from several stockholders, each expressing a common theme: the belief that we manufacture a phenomenal product both in terms of product quality and in our impact to the environment, and the constant frustration that success always appears to be just around the corner. I made the decision to join AERT because I believed in the product and in AERT’s environmental mission; however, I also believed in our ability to capture the potential of what was just around the corner.
Our focus in 2008 is to bring a rigorous business approach to our company that will enhance shareholder value. This year will involve making tough decisions as we fight to create our future. The current business conditions present a challenge to our growth, but we will come out of this year a much stronger company. My key focus areas are:

•	We must instill in our culture a passion for the elimination of waste. Planning and professional systems, a strong focus on cash flow management, and delivering on our promises are keys to eliminating wastes in our processes. Operational improvements will increase the efficiency of our installed assets and improve consistency. Our SG&A expenses must be spent wisely to develop market share in the short term and to develop new products and services that will create future sales and growth.
•	We have a dedicated team at AERT. They believe in our mission, as do our shareholders. Retaining key associates is critical to our success both today and in the future. As we take on the challenge ahead, we must provide opportunities for growth and reward to our associates and keep them excited about our vision for the future.
•	We will not lose sight of our customer. We will implement continued improvements in our products and in our customer service to provide our customers the best value available in the market.
•	Finally, our investment in capital projects, our Watts Project in particular, must achieve the financial goals that justified their authorization.
In summation, we must deliver on our promises to our customers, our shareholders and ourselves. I am very excited to lead our team into the future.
Sincerely,
Tim Morrison
About AERT:
Since 1989, AERT has pioneered the use of recycled polyethylene plastic in the manufacture of composite building materials. With its constantly evolving portfolio of patented and proprietary recycling technologies, AERT has been widely recognized as a leader in resource conservation innovation and received the EPA Award for Environmental Excellence for its process of converting scrap plastic to composite outdoor decking. AERT converts reclaimed plastic and wood fiber waste into quality outdoor decking systems, fence systems, and door and window components. The Company is the exclusive manufacturer of Weyerhaeuser ChoiceDek® decking, which is available in multiple colors and is sold in all Lowe’s Home Improvement stores. See www.choicedek.com for more information. AERT’s MoistureShield® decking program is expanding and products are available in many parts of the U.S. now, with national distribution planned for 2008. See www.moistureshield.com for product information or to find a regional distributor or dealer. AERT operates manufacturing facilities in Springdale and Lowell, with a raw materials facility in Junction, Texas and a state of the art recycling facility under construction in Watts, Oklahoma. This LEED certified recycling facility is expected to be operational in the first quarter of 2009. For more information on the Company, visit www.aertinc.com.
Certain statements in this document regarding projected results of operations, or, projected results of financial plans or future strategies and initiatives, including, but not limited to, projections of revenue, projections of profitability, any and all future expectation, and plans for future activities may and should be regarded as “forward-looking statements” within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause A.E.R.T., Inc.’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. A.E.R.T. currently is considering, but may or may not in the future implement any or all of the items and issues listed in any planned budget or strategic initiative, due to, among other things, known and unknown risks, uncertainties and other factors.
A.E.R.T., Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, change in strategy, or otherwise. The above mentioned listing of risks and uncertainties is not inclusive. For a more detailed discussion of some, but not all, of the risks and uncertainties that may affect A.E.R.T., Inc., see A.E.R.T., Inc.’s filing with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for the fiscal year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.
Contact:
For AERT, Inc.:
The Birkhill Group, LLC
David McCarthy, 212-576-1515
Fax: 212-576-1117
Source: AERT, Inc.